Exhibit (a)(1)(A)
OFFER TO PURCHASE

LIGHTSTONE VALUE PLUS REIT V, INC.
1985 CEDAR BRIDGE AVENUE, SUITE 1
LAKEWOOD, NEW JERSEY 08701
(844) 808-7348

OFFER TO PURCHASE UP TO 2,200,000 SHARES OF
ITS OUTSTANDING COMMON STOCK
OR APPROXIMATELY $31.0 MILLION OF SHARES
AT AN OFFER PRICE OF $14.08 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, FEBRUARY 13, 2026 UNLESS EXTENDED OR WITHDRAWN
Dear Stockholder:
Lightstone Value Plus REIT V, Inc. (“Lightstone REIT V”, the “Company,” “we,” “us,” or “our”) is offering to purchase up to 2,200,000 Shares of the Company’s common stock, par value $0.0001 per share (“Shares”), for cash at an offer price equal to $14.08 per Share (the “Offer Price”), or approximately $31.0 million of Shares, on the terms and conditions set forth in the Offer to Purchase, the Letter of Transmittal and the Instructions to Letter of Transmittal (the “Instructions”). The Offer to Purchase, the Letter of Transmittal, and the Instructions constitute the “Offer.”
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 12:00 Midnight Eastern Time, on February 13, 2026 (the “Expiration Date”). You may tender all, a portion or none of your Shares.
Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “Procedures for Tendering Shares” below.
Stockholders not interested in tendering any of their Shares need not take any action.
The Offer Price is 85% of the most recently published estimated net asset value per Share (“NAV per Share”) of  $16.56 as of September 30, 2025, as previously determined and approved by the Company’s board of directors (the “Board of Directors”) on November 6, 2025. For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the estimated values the Company’s assets and liabilities in connection with the calculation of its most recently published estimated NAV per Share of $16.56, see the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2025, which is incorporated herein and can be found in the “SEC Filings” section of the Company’s website, www.lightstoneREITs.com and is on the SEC’s website www.sec.gov.
The Company’s most recently published estimated NAV per Share of $16.56 as of September 30, 2025 was calculated as of a specific date. Accordingly, the value of Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and capital markets. These risks have not been priced into the estimated NAV per Share of $16.56 as of September 30, 2025. There is no assurance of the extent to which the most current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.
Because of the “odd lot” priority and proration provisions described in the Offer to Purchase, less than all of the Shares tendered may be purchased if more than 2,200,000 Shares are properly tendered and not properly withdrawn. Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.
Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Offer Price and to increase or decrease the aggregate cost to us of the Shares sought in the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 370,000 Shares.
While the Board of Directors has approved the Offer, neither the Company, the Board of Directors, nor SS&C Technologies, Inc. (“SS&C”), in its capacity as Depositary or Paying Agent for the Offer, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated in the Offer to Purchase by reference and can be found in the “SEC Filings” section of our website, www.lightstoneREITs.com and on the SEC’s website www.sec.gov, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s Board of Directors, or SS&C Technologies, Inc. (“SS&C”), as the Depositary or Paying Agent, or any representations in connection with the Offer other than those contained in the Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representations other than those described in the Offer to Purchase must not be relied upon. The Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into the Offer to Purchase. Any representation to the contrary is a criminal offense.
If you do not wish to tender Shares in the Offer, simply do not respond.
Questions, requests for assistance and requests for additional copies of the Offer may be directed to Lightstone Investor Services by telephone toll free at (844) 808-7348.
December 31, 2025

LIGHTSTONE VALUE PLUS REIT V, INC.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in the Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal, the Instructions and the documents incorporated in the Offer to Purchase by reference because they contain the full details about the Offer and the Company. We have included references to the sections of the Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lightstone Value Plus REIT V, Inc., a Maryland corporation.
What is the purpose of the Offer?
The Offer is designed to provide limited liquidity to holders of Shares for which there is no public trading market. The Board of Directors has adopted the Seventh Amended and Restated Share Redemption Program (the “SRP”) pursuant to which qualifying stockholders may request redemption of their Shares, subject to certain significant conditions and limitations of the program. We are making the Offer in order to provide additional liquidity to stockholders that is in excess of the volume limitations permitted under the SRP.
Pursuant to the terms of the SRP, any Shares approved for redemption are redeemed on a periodic basis as determined by the Board of Directors, generally after the end of each calendar quarterly period. However, consistent with SEC no action relief under Rule 13e-4, we will not redeem, during any calendar year, more than 5% of the number of Shares outstanding on last day of the previous calendar year (the “5% Limitation”). In addition, the cash available for redemption of Shares is set by the Board of Directors from time to time (the “Funding Limitation” and, together with the 5% Limitation, the “Redemption Limitations”). The Board of Directors set the amount of cash available for redemption of Shares for the years ended December 31, 2023 and 2024 at $8.0 million, which was generally allocated $2.0 million for each calendar quarter. Beginning with calendar year 2025, the Board of Directors determined to set the Funding Limitation quarterly instead of annually and during each of the first three quarters of 2025 the Board of Directors set the quarterly Funding Limitation at $2.0 million. At its regular quarterly board meeting on November 6, 2025, the Board of Directors declined to set a Funding Limitation for the fourth quarter. No repurchases have been made since October 28, 2025.
In connection with the approval of the Offer and as required by the rules of the Securities Exchange Act of 1934, as amended, the Board of Directors suspended the SRP indefinitely effective December 30, 2025. Pursuant to the terms of the SRP, while the SRP is suspended, we will not accept any requests for redemption and any such requests and all pending requests will not be honored or retained.
While the Board of Directors has approved the Offer, the Board of Directors makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.
Because the Shares are not listed on a national securities exchange, and because the SRP was suspended on December 30, 2025 and stockholders requesting redemption have been subject to proration since March 31, 2023 due to the Redemption Limitations, the Board of Directors notes that each individual stockholder should determine whether to tender based on, among other considerations, his or her liquidity needs.
The timing of a liquidity event for the Company’s stockholders will depend upon then prevailing market conditions and the Board of Directors’ assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange. We do not intend to list the Shares at this time. We do not anticipate that there would be any market for the Shares until they are listed for trading. , On August 7, 2025, the Board of Directors extended the targeted timeline for the Company to commence a liquidity event until June 30, 2033 based on their assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. The Company can provide no assurances as to the actual timing of the commencement of an actual liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares.
May I tender Shares in this Offer for which I have requested or plan to request redemption under the SRP?
Yes. Beginning with calendar year 2025, the Board of Directors determined to set the Funding Limitation quarterly instead of annually and during each of the first three quarters of 2025 the Board of Directors set the quarterly Funding Limitation at $2.0 million. At its regular quarterly board meeting on November 6, 2025, the Board of Directors declined to set a Funding Limitation for the fourth quarter. No repurchases have been made since October 28, 2025. In addition, the Board of Directors suspended the SRP effective December 30, 2025, meaning no redemptions have been or will be made under the SRP for the fourth quarter of 2025.
How was the offer size and purchase price for the Offer established?
We established the size of the Offer based on discussions between our management and the Board of Directors. One of the Company’s key objectives is to provide enhanced liquidity for our stockholders. In evaluating the size of the Offer, our management and the Board of Directors considered many factors with this objective in mind, including the Company’s available liquidity and the amount of unfulfilled redemption requests. As of December 30, 2025, there were unfulfilled requests to repurchase approximately 2,200,000 shares under the SRP, which is approximately 12% of the Company’s outstanding Shares as of November 30, 2025 and more than the 5% Limitation permitted under the SRP. Given the demand to sell Shares in the SRP, the Board of Directors determined to commence the Offer upon the same price as would be available under the SRP and in an amount sufficient to satisfy currently outstanding and unfulfilled redemption requests under the SRP.
The board also considered other uses of our cash at this time. The Board of Directors has concluded that our acquisition of Shares pursuant to the Offer would be accretive to remaining stockholders while permitting those stockholders who desire immediate liquidity an opportunity to have their Shares repurchased.
What is the most recent NAV of the Shares?
On November 6, 2025, the Board of Directors determined and approved our estimated net asset value (“NAV”) of approximately $306.4 million and resulting NAV per Share of $16.56, both as of September 30, 2025. Our estimated NAV and resulting NAV per Share are based upon the estimated fair values of our assets and liabilities as of September 30, 2025 and are effective as of November 6, 2025.
Our estimated NAV and resulting NAV per Share were both calculated as of a particular point in time. Accordingly, our estimated NAV and resulting NAV per Share will both fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to changes in the real estate and financial markets. There is no assurance of the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.
In arriving at an estimated NAV and resulting NAV per Share, the Board of Directors reviewed and considered the valuation analyses prepared by LSG Development Advisor LLC (our “Advisor”) and Capright Property Advisors, LLC (“Capright”). Our Advisor presented a report to the Board of Directors with an estimated NAV and resulting NAV per Share, both as of September 30, 2025. Capright provided the Board of Directors an opinion that the resulting “as-is” market value for our investment properties, as determined by Capright, and our remaining assets and liabilities, as valued by our Advisor, along with the corresponding NAV valuation methodologies and assumptions used by our Advisor to arrive at a recommended estimated NAV of $306.4 million and resulting NAV per Share of $16.56, both as of September 30, 2025, were appropriate and reasonable. The Board of Directors conferred with our Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions. The Board of Directors, which is responsible for determining our estimated NAV and resulting NAV per Share, considered all information provided in light of their own familiarity with our assets and liabilities and unanimously approved an estimated NAV of $306.4 million and resulting NAV per Share of $16.56, both as of September 30, 2025.
As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV and resulting NAV per Share, and these differences could be significant. The estimated NAV per Share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount our Shares would trade at on a national securities exchange. Our estimated NAV per Share is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our fully diluted Shares, all as of the date indicated. Our estimated NAV per Share does not reflect a discount for the fact we are externally managed, nor does it reflect any potential real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per Share does not take into account estimated disposition costs and fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our estimated NAV and resulting NAV per Share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different estimated NAVs and resulting NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. Our Estimated Valuation Policy requires us to update our estimated NAV and resulting NAV per Share value on an annual basis. The Board of Directors will review and approve each estimate of NAV and resulting NAV per Share.
For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the estimated values the Company’s assets and liabilities in connection with the calculation of its most recently published estimated NAV per Share of $16.56, see Current Report on Form 8-K as filed with the SEC on November 10, 2025, which is incorporated herein and can be found in the “SEC Filings” section of the Company’s website, www.lightstoneREITs.com and is on the SEC’s website www.sec.gov.
Will the Company resume redemptions under the SRP after the Offer expires and on what terms?
Currently, the Board of Directors does not intend to resume the SRP after the expiration of this Offer.
What will be the effects of the Offer?
The purchase of Shares pursuant to the Offer will have the following effects:
•
Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as paying distributions, funding acquisitions, or improvement costs, and paying operating and administrative expenses or continuing debt service obligations.

•
Because the Offer Price is lower than our most recent estimated value per share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our net asset value for remaining stockholders. This positive impact may result in slightly better overall total stockholder returns for remaining stockholders, while those stockholders will also bear the attendant risks associated with owning Shares.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.
•
Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Our purchases of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer - Section 8.”
Do the Company’s directors or executive officers intend to tender their Shares in the Offer?
We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.
How many Shares will the Company purchase? What will be the form of payment?
We are offering to purchase for cash up to 2,200,000 Shares at an Offer Price equal to $14.08 per Share, or approximately $31.0 million in the aggregate, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described in “The Offer - Section 1”).
We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Offer Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro rate, we will need to calculate the final proration factor and begin paying for Shares accepted for payment.
We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Offer Price in cash with SS&C, the Paying Agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by SS&C in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Offer Price and to increase or decrease the number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See “The Offer - Section 1” and “- Section 2.”
If I tender my Shares, and the Company accepts the Shares I tender, will I receive any distributions accrued before my Shares are accepted?
Shares purchased in the Offer will not be eligible to receive distributions except for any distributions declared to stockholders of record on a date before the date that we accept those Shares for payment. See “The Offer - Section 13” for further information regarding our distribution policy.
What if stockholders tender more than 2,200,000 Shares?
If more than 2,200,000 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:
•	First, we will purchase all the Shares properly tendered and not properly withdrawn by any “Odd Lot Holder” (a stockholder of less than 100 Shares) who tenders all of that holder’s Shares; and
•
Second, after the purchase of all the Shares properly tendered by Odd Lot Holders, we will purchase all other Shares properly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 370,000 Shares.
Because of the proration and “odd lot” priority provisions described in the Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender.
If the Offer is oversubscribed, and you are not an Odd Lot Holder, the amount of Shares that we purchase from you will be prorated.
If we are required to pro rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 2,200,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares.
Notwithstanding the difficulty in determining the number of Shares properly tendered and not withdrawn and the odd lot procedure described above, we will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.
Because of the proration provisions described in the Offer to Purchase, it is possible that we will not purchase all the Shares that you tender. If the Offer is oversubscribed, the amount we purchase from you will be prorated. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See “The Offer - Section 16.”

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (1) you properly tender all of these Shares, (2) you do not properly withdraw them before the Expiration Date, and (3) you complete the Letter of Transmittal included with the Offer to Purchase and the Odd-Lot Certification Form. See “The Offer - Section 1.”
How do I tender Shares that are registered in my name?
If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed herewith according to its Instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to SS&C in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Date. See “The Offer - Section 2.”
How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. This requirement will be strictly followed, and Letters of Transmittal that do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and the signature must be affixed with a medallion guarantee. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline. See “The Offer - Section 2.”
Will I be notified of any defects in the documents I submit?
To the extent practicable, the Company and SS&C will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, SS&C or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after they have considered the information in the Offer to Purchase, so that they will have as much time as possible before the Expiration Date to correct any defects or irregularities in their tenders. See “The Offer - Section 2.”
What will happen to my fractional Shares in connection with the Offer?
If you are tendering all of your Shares and the Offer is not over-subscribed or, even if oversubscribed, you are an Odd Lot Holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. See “The Offer - Section 9.”
Will I have to pay brokerage fees and commissions if I tender my Shares?
No, if you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any charges will apply.
What is the accounting treatment of the Offer for the Company?
The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity and our total cash in an amount equal to the aggregate Offer Price of the Shares purchased.
Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire the Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See “The Offer - Section 6” and “- Section 15.”
Must I tender all of my Shares to participate in the Offer?
No. Subject to the conditions described in the Offer to Purchase for Odd Lot Holders, you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See “The Offer - Section 3.”
When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?
You may tender your Shares until the Offer expires on the Expiration Date, which is February 13, 2026 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Date. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See “The Offer - Section 1” and “- Section 7.”
Will there be any tax consequences to me if I tender my Shares?
Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See “The Offer - Section 16.”
May I withdraw my tendered Shares?
Yes. You may withdraw any or all Shares tendered at any time before the Expiration Date. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary in accordance with the procedures shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. See “The Offer - Section 4.”
How will the Company pay for the Shares?
Assuming that we purchase 2,200,000 Shares at $14.08 per Share, the cost to us will be approximately $31.0 million in the aggregate, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the aggregate cost to us by up to approximately $5.2 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including approximately $50,000 in fees and expenses estimated to be applicable to the Offer, will be approximately $31.0 million. As of September 30, 2025, we had $49.9 million of cash and cash equivalents. We intend to fund the purchase of Shares in the Offer and pay related costs using our available cash (which does not include restricted cash). See “The Offer - Section 12.”
What are the most significant conditions to the Offer?
Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or before the Expiration Date, including but not limited to:
•
no threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer.
•
no change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•
the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly involving the United States that in our reasonable judgment would be material to the Company;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•
a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•
no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:
•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects;
•
no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion (we are not aware of any approval, permit authorization, favorable review, or consent of any governmental entity required to be obtained); or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust for U.S. federal income tax purposes (“REIT”), we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in “The Offer - Section 4,” retain all of the tendered Shares until the expiration of the Offer as so extended;
•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn before the Expiration Date.

In addition, we may delay acceptance for payment or payment for Shares until any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer is obtained on terms satisfactory to us in our reasonable discretion.
Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion before the Expiration Date. The Offer is not conditioned upon on any minimum number of Shares being tendered.
May you amend or terminate the Offer?
Yes, we may amend the Offer, or terminate the Offer subject to the conditions to the Offer. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See “The Offer - Section 6” and “- Section 7.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Offer contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not statements of historical fact. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with broker dealers or due diligence firms in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions, including the fulfillment of the conditions to the Offer, that make the future difficult to predict. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors described below:
•
market and economic challenges experienced by the United States (“U.S.”) and global economies or real estate industry as a whole and the local economic conditions in the markets in which our investments are located. Additionally, our business and financial performance may be adversely affected by current and future economic and other conditions; such as inflation, tariffs, recession, political upheaval or uncertainty, terrorism and acts of war, natural and man-made disasters, cybercrime, and outbreaks of contagious diseases;

•	the availability of cash flow from operating activities for distributions, if required to maintain our status as a real estate investment trust, or REIT;
•	conflicts of interest arising out of our relationships with our advisor and its affiliates;
•	our ability to retain our executive officers and other key individuals who provide advisory, property management services, and property management oversight services to us;
•	our level of debt and the terms and limitations imposed on us by our debt agreements;
•	the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	our ability to make accretive investments;
•	our ability to diversify our portfolio of assets;
•	changes in market factors that could impact our rental rates and operating costs;
•	our ability to secure leases at favorable rental rates;
•	our ability to sell our assets at a price and on a timeline consistent with our investment objectives;
•	impairment charges;
•	unfavorable changes in laws, regulations, or ordinances impacting our business, our assets, or our key relationships; and
•	factors that could affect our ability to qualify as a real estate investment trust.

THE OFFER
1. Price; Number of Shares; Expiration Date; Proration
The Offer is designed to provide limited liquidity to holders of Shares for which there is no public trading market. The Board of Directors has adopted the SRP pursuant to which any stockholder may request redemption of their Shares, subject to the significant conditions and limitations of the program. We are making the Offer in order to provide additional liquidity to stockholders that is in excess of the volume limitations permitted under the SRP.
Subject to the terms and conditions of the Offer, we will purchase for cash up to 2,200,000 Shares that are properly tendered and not properly withdrawn before the Expiration Date at an Offer Price equal to $14.08 per Share in cash, or approximately $31.0 million in the aggregate. We reserve the right to extend the Offer (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 370,000 Shares.
While the Board of Directors has approved the Offer, the Board of Directors makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.
Because the Shares are not listed on a national securities exchange, and because of the SRP was suspended on December 30, 2025 and stockholder requesting redemption have been subject to proration since March 31, 2023 due to the Redemption Limitations, the Board of Directors notes that each individual stockholder should determine whether to tender based on, among other considerations, his or her liquidity needs.
The timing of a liquidity event for the Company’s stockholders will depend upon then prevailing market conditions and the Board of Directors’ assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange. We do not intend to list the Shares at this time. We do not anticipate that there would be any market for the Shares until they are listed for trading. On August 7, 2025, the Board of Directors extended the targeted timeline for the Company to commence a liquidity event until June 30, 2033 based on their assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. The Company can provide no assurances as to the actual timing of the commencement of an actual liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares.
The Offer Price is 85% of the most recently published estimated NAV per Share of $16.56 as of September 30, 2025, as previously determined and approved by the Board of Directors on November 6, 2025. For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the estimated values the Company’s assets and liabilities in connection with the calculation of its most recently published estimated NAV per Share of $16.56, see the Company’s Current Report on Form 8-K as filed with the SEC on November 10, 2025, which is incorporated herein and can be found in the “SEC Filings” section of the Company’s website, www.lightstoneREITs.com and is on the SEC’s website www.sec.gov.
As noted therein, because the Shares are not listed on a national securities exchange and there is no established trading market for the Shares, the most recently published estimated NAV per Share does not represent the: (i) the price at which Shares would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. The Company’s most recently published estimated NAV per Share of $16.56 as of September 30, 2025 was calculated as of a specific date. Accordingly, the value of Shares may fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and capital markets. These risks have not been priced into our most recently published estimated NAV per Share of $16.56. There is no assurance of the extent to which the most current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.
Because of the “odd lot” priority and proration provisions described in the Offer to Purchase, all Shares properly tendered and not properly withdrawn may not be purchased if more than 2,200,000 Shares are properly tendered and not properly withdrawn.

If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form10-Q, which are incorporated in the Offer to Purchase by reference and can be found in the “SEC Filings” section of our website, www.lightstoneREITs.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s Board of Directors, or SS&C, as the Depositary or Paying Agent, or any representations in connection with the Offer other than those contained in the Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. The Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into the Offer to Purchase. Any representation to the contrary is a criminal offense.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the aggregate cost to us of the Shares sought in the Offer, (c) to amend the Offer before the Expiration Date, and (d) on the basis of any of the conditions specified in Section 6 before the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
If we (i) increase or decrease the Shares, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given.
Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described in the Offer to Purchase).
The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or before the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).
Priority of Purchases.
Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions), if more than 2,200,000 Shares are properly tendered and not properly withdrawn before the Expiration Date, we will:
First, purchase all Shares tendered by any Odd Lot Holder who: (1) properly completes and submits the Letter of Transmittal and the Odd Lot Certification Form included with the Offer to Purchase, and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder and does not properly withdraw this tender (note: tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference).

Second, purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 2,200,000 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 370,000 Shares.
Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares. All Shares properly tendered before the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot Certification Form included with the Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the Letter of Transmittal and the Odd Lot Certification Form included with the Offer to Purchase.
Proration. If we are required to pro rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 2,200,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares.
Notwithstanding any potential difficulty in determining the number of Shares properly tendered and not withdrawn and the odd lot procedure provisions described above, we will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly following the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.
2. Procedures for Tendering Shares
If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal.
Odd Lot Holders must tender all of their Shares and also complete the Letter of Transmittal included with the Offer to Purchase to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1. Odd Lot Holders should also complete the Odd Lot Certification Form included with the Offer to Purchase. If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. This requirement will be strictly followed, and Letters of Transmittal that do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.
If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal and the Instructions.
Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 12:00 Midnight Eastern Time on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any other documents required by the Letter of Transmittal.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
•	the Letter of Transmittal is signed by the registered holder of the Shares tendered; or
•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.
U.S. Federal Backup Withholding. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to SS&C should complete and sign an IRS Form W-9 (which may be obtained on the IRS website (www.irs.gov)) so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.
Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see “The Offer - Section 16.”
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer before the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and SS&C will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, SS&C or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage stockholders to submit completed tender materials as early as possible after they have properly considered the information in the Offer to Purchase, so that they will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials they provide to us.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” ( i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth in the Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or “equivalent securities” at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (including the “odd lot” and proration provisions).
3. Amount of Tenders
Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his or her Shares to us for purchase regardless of when the stockholder first purchased the Shares.
4. Withdrawal Rights
Stockholders may withdraw Shares tendered at any time before 12:00 Midnight Eastern Time on the Expiration Date. We will not accept any Shares for payment before that time. Stockholders may also withdraw Shares tendered at any time on or after March 2, 2026 if their Shares have not been accepted for payment before that time.
For withdrawal to be effective, stockholders must send a Withdrawal Letter by mail, overnight courier service or facsimile, and the Withdrawal Letter must be timely received by the Depositary in accordance with the procedures shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2 at any time before the Expiration Date.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
5. Purchase and Payment for Tendered Shares
Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 2,200,000 Shares at an Offer Price of $14.08 per Share, or approximately $31.0 million in the aggregate, that are properly tendered and not properly withdrawn before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Offer Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
If we are required to pro rate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders.
Notwithstanding any potential difficulty in determining the number of Shares properly tendered and not withdrawn and the odd lot procedure provisions described above, we will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly following the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.
Under no circumstances will we pay interest on the Offer Price even if there is a delay in making payment. In addition, if certain events occur before the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to certain conditions. See Section 6.
We will purchase 2,200,000 Shares if the Offer is fully subscribed, which would represent approximately 12% of the issued and outstanding Shares as of November 30, 2025. We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 370,000 Shares.
If more than 2,200,000 Shares are duly tendered before 12:00 Midnight Eastern Time on the Expiration Date and proration is required as described in Section 1, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

6. Conditions of the Offer
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:
•
any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, or we have received notice of any such action, that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or

•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer;
•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•
the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly involving the United States that in our reasonable judgment would be material to the Company;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•
a change in the tax law or regulations, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•
a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:
•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects;
•
any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion (we are not aware of any approval, permit authorization, favorable review or consent of any governmental entity required to be obtained); or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;
•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn before the Expiration Date.

In addition, we may delay acceptance for payment or payment for Shares until any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer is obtained on terms satisfactory to us in our reasonable discretion.
The conditions referred to above are for our sole benefit and, unless we caused the circumstances giving rise to the condition to occur, may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise any of the foregoing rights may be deemed a waiver of that right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.
7. Extension of the Offer; Termination; Amendment
Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by adjusting the Offer Price for Shares purchased in the Offer or increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.
SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:
•
we adjust the Offer Price for Shares purchased in the Offer or increase or decrease the number of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7.

8. Certain Effects of the Offer
The purchase of Shares pursuant to the Offer will have the following effects:
•
Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as paying distributions, funding acquisitions, improvement costs or repurchases under the SRP, and paying operating and administrative expenses or continuing debt service obligations.

•
Because the Offer Price is lower than our most recent estimated value per share, the purchase of Shares pursuant to the Offer may have a slightly positive impact to our net asset value for remaining stockholders. This positive impact may result in slightly better overall total stockholder returns for remaining stockholders, while those stockholders will also bear the attendant risks associated with owning Shares.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.
•
Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.
9. Treatment of Fractional Shares
If you are tendering all of your Shares and the Offer is not over-subscribed or you are an Odd Lot Holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered.
10.  Use of Securities Acquired
We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.
11. Plans and Proposals
Except as incorporated by reference in the Offer to Purchase, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following:
•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;
•	any material change in our present distribution rate or policy, or in the indebtedness or capitalization of the Company;
•	any change in our present Board of Directors or management;
•	any other material change in our corporate structure or business;
•	any class of our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
12. Source and Amount of Funds
Assuming that we purchase 2,200,000 Shares at $14.08 per Share, the cost to us will be $31.0 million in the aggregate, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the aggregate cost to us by up to approximately $5.2 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including approximately $50,000 in fees and expenses estimated to be applicable to the Offer, will be approximately $31.0 million. As of September 30, 2025, we had $49.9 million of cash and cash equivalents. We intend to fund the purchase of Shares in the Offer and pay related costs using our available cash (which does not include restricted cash).

13. Certain Information about the Company
Our Business
We are a Maryland corporation, formed on January 9, 2007, that has elected to be taxed and qualified as a REIT. We were formed primarily to acquire and operate commercial real estate and real estate-related assets on an opportunistic and value-add basis. In particular, we have focused generally on acquiring commercial properties with significant possibilities for capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets and submarkets with high growth potential, and those available from sellers who were distressed or faced time-sensitive deadlines. In addition, our opportunistic and value-add investment strategy has included investments in real estate-related assets that present opportunities for higher current income. Since our inception, we have acquired a wide variety of commercial properties, including office, industrial, retail, hospitality, multifamily and student housing. We have purchased existing, income-producing properties and newly constructed properties. We have also invested in mortgage and mezzanine loans. We have made our investments in or in respect of real estate assets located in the U.S. and other countries based on our view of existing market conditions.
Substantially all of our business is conducted through Lightstone REIT V OP LP, a limited partnership organized in Delaware (the “Operating Partnership”). As of December 31, 2024, our wholly-owned subsidiary, BHO II, Inc., a Delaware corporation, owned a 0.1% partnership interest in the Operating Partnership as its sole general partner. As of December 31, 2024, our wholly-owned subsidiary, BHO Business Trust II, a Maryland business trust, was the sole limited partner of the Operating Partnership and owned the remaining 99.9% interest in the Operating Partnership.
All of our current investments are located in the U.S. We currently intend to hold our various real estate properties until such time as the Board of Directors determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that the objectives will not be met. We currently have one operating segment. As of September 30, 2025, we wholly owned and consolidated eight multifamily residential real estate properties containing an aggregate 2,480 apartment units.
Our business is externally managed by LSG Development Advisor LLC (the “Advisor”), an affiliate of the Lightstone Group LLC (“Lightstone”) which provides advisory services to us and we have no employees. Lightstone is majority owned by David Lichtenstein, a member of the Board of Directors. Pursuant to the terms of an advisory agreement and subject to the oversight of our Board of Directors, the Advisor is responsible for managing our day-to-day affairs and for services related to the management of our assets.
We have agreements with the Advisor and its affiliates to pay certain fees and reimburse certain expenses in connection with services performed and costs incurred by these entities and other related parties. We are dependent on the Advisor and its affiliates for performing a full range of services that are essential to us, including asset management, property management, property management oversight (for those properties which are managed by an unrelated third-party property manager) and acquisition, disposition and financing activities, and other general administrative responsibilities; such as tax, accounting, legal, information technology and investor relations services. If the Advisor and its affiliates are unable to provide these services to us, we would be required to provide the services ourselves or obtain the services from other parties.
The principal offices of the Company are located at 1985 Cedar Bridge Avenue Suite 1 Lakewood, New Jersey, and its telephone number is (732) 367-0129.
As of November 30, 2025, we had 18.5 million Shares outstanding, held by 9795 stockholders of record.
Distribution Information
We made an election to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2008. U.S. federal tax law requires a REIT to distribute at least 90% of its annual REIT taxable income (which does not equal net income, as calculated in accordance with GAAP determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to continue to qualify for REIT status, we may be required to make distributions in excess of cash available. Distributions, if any, are authorized at the discretion of the Board of Directors based on their analysis of our performance over the previous periods and expectations of performance for future periods. Such analyses may include actual and anticipated operating cash flow, capital expenditure needs, general financial and market conditions, proceeds from asset sales and other factors that the Board of Directors deems relevant. The Board of Directors’ decisions will be substantially influenced by the intention to maintain our federal tax status as a REIT. However, we cannot provide assurance that we will pay distributions at any particular level, or at all.
We did not make any distributions to our stockholders during the nine months ended September 30, 2025 and 2024.
2025 Special Distribution
On September 29, 2025, the Board of Directors declared a special cash distribution of $0.08 per Share payable to stockholders of record as of September 26, 2025 (the “2025 Special Distribution”). The 2025 Special Distribution totaled $1.5 million, which represented a portion of the net proceeds generated from asset sales, and was paid on or about October 16, 2025.
2024 Special Distribution
On September 27, 2024, the Board of Directors declared a special cash distribution of $0.42 per Share payable to stockholders of record as of September 30, 2024 (the “2024 Special Distribution”). The 2024 Special Distribution totaled $8.0 million, which represented a portion of the net proceeds generated from asset sales, and was paid on or about October 15, 2024.
Share Repurchase Program
On November 10, 2022, the Board of Directors adopted the SRP which became effective on January 1, 2023. Under the terms of the SRP, any stockholder may request redemption of their Shares, subject to the significant conditions and limitations of the program. Additionally, under the terms of the SRP, the Company will redeem Shares at 85% of its most recently published NAV per Share (subject to adjustment for any distributions designated as “special distributions” by the Board of Directors), in effect as of the date the request for redemption is approved.
Pursuant to the terms of the SRP, any Shares approved for redemption are redeemed on a periodic basis as determined by the Board of Directors, generally expected to be shortly after the end of each calendar quarterly period. However, the Company will not redeem, during any calendar year, more than 5% of the number of Shares outstanding on last day of the previous calendar year (the “5% Limitation”). The cash available for redemption of Shares will be set by the Board of Directors not less often than annually (the “Funding Limitation” and, together with the 5% Limitation, the “Redemption Limitations”). The Board of Directors set the amount of cash available for redemption of Shares for the years ended December 31, 2024 and 2023 at $8.0 million, which was generally allocated $2.0 million for each calendar quarterly period. The Company may change the amount of the Redemption Limitations upon 10 business days’ notice to its stockholders and will provide notice of any change to the Redemption Limitations by including such information in (a) a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) a separate mailing to its stockholders.
Redemption requests will be honored pro rata among all requests received subject to the Redemption Limitations and will not be honored on a first come, first served basis.
The Board of Directors reserves the right in its sole discretion at any time and from time to time, subject to any notice requirements described in the SRP, to (i) reject any request for redemption of Shares, (ii) change the purchase price for redemption of Shares, (iii) limit the funds to be used for redemption of Shares under the SRP or otherwise change the Redemption Limitations, or (iv) amend, suspend (in whole or in part) or terminate the SRP.
On March 20, 2025, the Board of Directors determined it would consider the amount of cash available for redemption of Shares on a calendar quarterly basis throughout 2025. On the same date, the Board of Directors approved that an amount up to $2.0 million would be made available for consideration of redemption requests for the first calendar quarter of 2025. Subsequently, on May 8, 2025 and August 7, 2025, the Board of Directors approved that an amount up to $2.0 million will be made available for consideration of redemption requests for the second and third calendar quarters of 2025, respectively. At its regular quarterly board meeting on November 6, 2025, the Board of Directors declined to set a Funding Limitation for the fourth quarter. No repurchases have been made since October 28, 2025.
For the nine months ended September 30, 2025, the Company repurchased 444,774 Shares, pursuant to its SRP at a weighted average price of $13.49.

In connection with the approval of the issuer tender offer, on December 30, 2025, the Board of Directors approved the suspension of the SRP effective immediately. Pursuant to the terms of the SRP, while the SRP is suspended, we will not accept any requests for redemption and any such requests and all pending requests will not be honored or retained, but will be returned to the requestor.
Beneficial Ownership of Shares by Directors and Officers
The following table shows, as of December 30, 2025, the Shares beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding Shares, (2) our directors, (3) our executive officers, and (4) all of our directors and officers as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of all Outstanding Shares
Mitchell Hochberg	—	—
Andreas K. Bremer	—	—
Diane Detering-Paddison	—	—
David Lichtenstein	—	—
Jeffrey P. Mayer	—	—
Cynthia Pharr-Lee	—	—
Bruce J. Schanzer	—	—
Steven Spinola	—	—
Seth Molod	—	—
Our directors and executive officers as a group (9 persons)	—	—

(1)	The business address of each individual listed in the table is 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701
Recent Securities Transactions
During the sixty days prior to December 31, 2025, pursuant to the SRP, the Company redeemed approximately 149,031 Shares at $13.42 per Share on October 28, 2025, for an aggregate price of approximately $2.0 million.
Except as set forth above with respect to the SRP, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving the Shares or any other equity securities of the Company during the sixty days prior to December 31, 2025.
Other Interests
Except as otherwise described or incorporated by reference in the Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into the Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of the Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in the Offer to Purchase or in any other document expressly incorporated in the Offer to Purchase (whether specified below or in any amendment to the Schedule TO) that has a later date.

We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025;
•
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025; Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 11, 2025; and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed on November 14, 2025;

•	Our Current Reports on Form 8-K filed with the SEC on March 3, 2025, September 18, 2025, September 29, 2025, November 10, 2025, December 16, 2025, and December 31, 2025; and
•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2025.
The information relating to us contained in the Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in the Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer.
14. Additional Information
We have filed an issuer Tender Offer Statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated in the Offer to Purchase by reference, other than the exhibits to any documents that are not specifically incorporated by reference in the Offer to Purchase, free of charge by contacting us at Lightstone Value Plus REIT V, Inc., c/o SS&C Technologies, Inc., P.O. Box 219002, Kansas City, MO 64121-9002, Toll Free:(844) 808-7348, Fax:(855) 368-2326.
15. Certain Legal Matters; Regulatory Approvals
We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6.
16. Certain U.S. Federal Income Tax Consequences
The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. stockholders (as defined below) related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.
This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary of certain U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset”

(generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) a person that is not a U.S. stockholder, as defined below, (ix) subject to the alternative minimum tax provisions of the Code, (x) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (xi) holding Shares through a partnership or other pass-through entity, or (xii) a U.S. person whose “functional currency” is not the U.S. dollar. This summary applies only to U.S. stockholders does not apply to any owner of a U.S. stockholder and addresses only U.S. federal income tax and not any other taxes. This summary does not address state and local tax consequences.
For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.
Generally. An exchange of Shares for cash pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the selling U.S. stockholder will recognize gain or loss as discussed below. If the redemption fails to qualify as a sale of Shares under Section 302 of the Code, the selling U.S. stockholder will be treated as having received a distribution from us, as discussed below.
Whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offer.
Sale Treatment. Under Section 302 of the Code, a redemption of Shares by us pursuant to the Offer will be treated as a sale of such Shares for U.S. federal income tax purposes if the redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the selling U.S. stockholder actually owns, but also any Shares owned by certain related persons as well as Shares that the U.S. stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security that the U.S. stockholder is treated as owning pursuant to certain constructive ownership rules. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by these family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions and (ii) such U.S. `stockholder owns less than 50% of the total combined voting power of all classes entitled to vote .
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder meets this test will depend on the U.S. stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. stockholders should consult their tax advisors as to the application of this test to their particular circumstances.
U.S. stockholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. stockholder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. stockholder) could increase, even though the total number of Shares held by such U.S. stockholder decreases. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer. In any event, a U.S. stockholder can be given no assurance that a sufficient number of such U.S. stockholder’s Shares will be purchased pursuant to the Offer to ensure that the purchase is treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes.
U.S. stockholders should also be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated.
If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount realized on the redemption (i.e., the amount of cash received pursuant to the Offer) and the selling U.S. stockholder’s adjusted tax basis in the Shares sold. This gain or loss must be determined separately for each block of Shares (i.e., Shares that were acquired in a single transaction for the same price) sold. In connection with the sale of Shares pursuant to the Offer, a U.S. stockholder may be able to identify by lot the Shares that are tendered in the Offer if less than all of its Shares are tendered, and may be able to identify the order in which different blocks of Shares will be purchased in the event of proration, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have exchanged their Shares on a “first in/first out” basis. Capital gain or loss generally will be long-term capital gain or loss if, as of the time we are treated as purchasing the Shares in the Offer, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are taxed subject to a maximum U.S. federal income tax rate of 37% under current law. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon an exchange of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the selling U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent of the selling U.S. stockholder’s share of our current or accumulated earnings and profits, without reduction for the tax basis of the Shares sold, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher U.S. federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective federal income tax rate on such dividends.
To the extent that a redemption of our Shares pursuant to the Offer is treated as a dividend, a U.S. stockholder’s adjusted tax basis in the redeemed Shares generally will be transferred to the U.S. stockholder’s remaining Shares. If a U.S. stockholder owns no other Shares, under certain circumstances, this basis may be transferred to a related person or it may be lost entirely.
U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the redemption is treated as a distribution with respect to their Shares.
Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.
Medicare Tax. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on all or a portion of their “net investment income,” which includes dividends or capital gains recognized in connection with a sale of Shares pursuant to the Offer.
Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. The Company may be required to withhold a portion of the amounts paid to a U.S. stockholder pursuant to the Offer unless the U.S. stockholder has completed and submitted to the Company a Form W-9 providing the U.S. stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) this number is correct; (b) either (i) the U.S. stockholder is exempt from backup withholding, (ii) the U.S. stockholder has not been notified by the IRS that the U.S. stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. stockholder that the U.S. stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.
17. Recommendation
While the Board of Directors has approved the Offer, neither the Company, the Board of Directors, nor SS&C, as Depositary or Paying Agent, makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on

Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference and can be found in the “SEC Filings” section of our website, www.lightstonereits.com, consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
Because the Shares are not listed on a national securities exchange, and because the SRP was suspended indefinitely on December 30, 2025, and stockholders requesting redemption have been subject to proration since March 31, 2023 due to the Redemption Limitations, the Board of Directors notes that each individual stockholder should determine whether to tender based on, among other considerations, his or her liquidity needs.
The timing of a liquidity event for the Company’s stockholders will depend upon then prevailing market conditions and the Board of Directors’ assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. Shares are not currently listed on a national securities exchange. We do not intend to list the Shares at this time. We do not anticipate that there would be any market for the Shares until they are listed for trading. On August 7, 2025, the Board of Directors extended the targeted timeline for the Company to commence a liquidity event until June 30, 2033 based on their assessment of the Company’s investment objectives and liquidity options for the Company’s stockholders. The Company can provide no assurances as to the actual timing of the commencement of an actual liquidity event for its stockholders or the ultimate liquidation of the Company. There can be no assurances with respect to when or if the Company will achieve a liquidity event, or as to the future value of the Shares.
We note that the Offer price of $14.08 per Share is below the most recently published estimated NAV per Share of $16.56 as of September 30, 2025. We in no way suggest that $14.08 per Share is the fair value of our Shares.
For a full description of the methodologies and assumptions, as well as certain qualifications, used to determine the estimated values the Company’s assets and liabilities in connection with the calculation of its most recently published estimated NAV per Share of $16.56, see Current Report on Form 8-K as filed with the SEC on November 10, 2025, which is incorporated herein and can be found in the “SEC Filings” section of the Company’s website, www.lightstoneREITs.com and is on the SEC’s website www.sec.gov. As noted therein, because the Shares are not listed on a national securities exchange and there is no established trading market for the Shares, the most recently published estimated NAV per Share does not represent the: (i) the price at which Shares would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Further, the most recently published estimated NAV per Share of $16.56 as of September 30, 2025 was calculated as of a specific date. Accordingly, the value of Shares may fluctuate over time as a result of, among other things, developments related to individual assets in the portfolio and management of those assets and in response to the real estate and capital markets. These risks have not been priced into our estimated NAV per Share of $16.56. There is no assurance of the extent to which the most current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.
No person has been authorized to make any recommendation on behalf of the Company, the Board of Directors, or SS&C, as the Depositary or Paying Agent, or any representations in connection with the Offer other than those contained in the Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. The Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in the Offer to Purchase. Any representation to the contrary is a criminal offense.
18. Miscellaneous
The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained SS&C to act as the Depositary and the Paying Agent in connection with the Offer. In its role as Depositary, SS&C will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, SS&C will be responsible for determining the proration factor, if any, and matching payment for all Shares purchased by us in the Offer. We will act as the Information Agent in connection with the Offer, and in this capacity may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
SS&C will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than to SS&C as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of SS&C for purposes of the Offer.
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian (such as an IRA account) or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf.
This requirement will be strictly followed, and Letters of Transmittal which do not conform to the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted and such signature must be affixed with a medallion guarantee. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.